Exhibit 4.19

Kantor Bali : Jalan Sekar Jepun V Nomor 21 Gatoto Subroto Timur – Tohpati Denpasar 80237 BALI – Indonesia Phone : +62 0361 467725 Fax : +60 0361 461068 E-mail : cipbali@cipindo.com

PT. CENDANA INDOPEARLS

Agreement for Building a Project of Pearl Shell

The undersigned

Name	: Dr. JOSEPH JU TAYLOR
Position	: MANAGING DIRECTOR PT CENDANA INDOPEARLS

Hereinafter is referred to as the FIRST PARTY

Name	: I GUSTI BAGUS KETUT SUCAYA
Position	: HEAD OF PENYABANGAN VILLAGE
Address	: Penyabangan Village, Sub-district of Gerokgak, Buleleng District
Acting for and on behalf of the people of Penyabangan Village
Sub-district of Grokgak, Buleleng District, Bali

Name	: I GUSTI KETUT SUARYA, S.Pd
Position	: HEAD OF PEKRAMAN VILLAGE OF PENYABENGAN
Address	: Penyabangan Village, Sub-district of Gerokgak, Buleleng District
Acting for and on behalf of the people of Penyabangan Pekraman
Village Sub-district of Grokgak, Buleleng District, Bali

Hereinafter are referred to as the SECOND PARTY

All the parties have entered into an agreement for cooperation with the following terms and conditions.

Article 1

The First Party will build a business of Culturing Pearl Shell at the Village of Penyabangan, Gerokgak Sub-district, Buleleng District, Bali Province.

Article 2

That the area used by the First Party is sea water area within the Village of Penyabangan, Sub-district of Gerokgak, Buleleng District, Bali Province. The mentioned area has the following coordinating points:

1) 08” 09 10 South 114” 43 50 East

2) 08” 09 25 South 114” 44 42 East

They are used is based on the permit regulated by the District Government of Buleleng.

Article 3

That the First Party has given donation for the development to the Village Head amounting to Rp. 40,000,000 (forty millions).

Article 4

That the First Party gives a fund of Rp. 1,200,000 (one million and two hundred rupiahs) per month to the Second Party for the safety of the coastal area and the business of pearl shell owned by the First Party.

Article 5

That the First Party agrees to participate in the village development. The procedure and technique of the participation will be coordinated with the Second Party.

Article 6

That the First Party gives priority to recruit the local laborers totaling 90% comprising 50% from the people of Penyabangan and the surrounding village specially within Gerokgak sub-district (including those who have long been working for the First Party). The First Party will transfer a minority of its experienced laborers of the First Party working outside the area of Gerokgak Sub-district. The First Party will need special laborers perhaps recruited from outside the Sub-district of Gerokgak.

Article 7

That for recruiting laborers mentioned in article 6, the First Party will coordinate that with the Second Party and the recruited persons must be in accordance with the needs and the Company’s Regulation based on the rules of the Manpower Department.

Article 8

The First Party will annually give scholarship to two person from poor family (one male the other is female) coming from Penyabangan Village to be sent to High School. In this respect, the Second Party will decide which student will take the scholarship and the students concerned must agree to take the school programs seriously.

Article 9

That for the scholarship mentioned in article 8, the First Party will make coordination with the Second Party and the Second Party in this respect is obliged to give report about the study progress of the students taking the scholarship.

Article 10

That the First Party is obliged to preserve the environment within his area both in the part of land area and sea area and building a construction with the concept and model of Balinese building.

Article 11

During the operation of the Company, the First Party is guaranteed of his security by the Second Party.

Article 12

The First Party is given the permit of operating his business in the area of the Second Party on condition that the two parties draw benefit of the business and it is not in deviation from the permit given by the Regency Government of Buleleng.

Article 13

If later there is a third party who wants to do the same business in the location as written in article 2, the Second Party is obliged prior information to the First Party and the Second Party must have prior consent before the third party is allowed to run his business in the area.

Article 14

The Second Party states in principle that they can accept the agreement as stated by the First Party above.

This agreement is made truthfully without there being any force from the party whosoever to be used where necessary. This agreement is signed by the two parties and witnessed by some of the government officials.

Made and signed in Penyabangan

On Monday 15 – 12 – 2003

FIRST PARTY

/s/ Dr. Joseph J.U. Taylor

SECOND PARTY

Head of Penyabangan Village	Head of Pekraman Village of Penyabangan

/s/ I Gusti Bagus Ketut Sucaya	/s/ I Gusti Ketut Suarya, S.Pd

Approved by,

The Head of Gerokgak Sub-district

/s/ Ida Bagus Oka Susrama, BA